November 6, 2008

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Dear Sir or Madam:

We have read the disclosures included under Item 4.01 in the current report on Form 8-K, dated November 6, 2008, of Asianada, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained in paragraphs 1, 2 and 3. We have no basis to agree or disagree with the statements made in paragraphs 4 and 5.

Yours truly,

/s/ Madsen & Associates, CPA’s Inc.
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Madsen & Associates, CPA’s Inc.